                                                                                                                                                                                            Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 13, 2018

Derby, Vermont	For immediate release

For more information, contact: Kathryn Austin, President and CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2018, of $1,982,543 or $0.38 per share compared to $1,414,216 or $0.28 per share for the first quarter of 2017.

Total assets for the Company at the end of the quarter were $665,971,750 compared to $667,045,595 at year-end 2017 and $642,900,050 at the end of the quarter a year ago. The decrease in total consolidated assets from year-end is a result of a decrease in cash and the held to maturity securities portfolio of $1.1 million and $1.0 million, respectively, offset by an increase in loan balances of $1.2 million. The $23.1 million increase in assets, year over year, was mainly due to an increase in loans of $18.3 million during 2017.

In commenting on the Company’s earnings, President and CEO Kathryn Austin said “The bank’s balance sheet continues to support strong revenue as increases in interest income outpace the increases in the cost of funds, generating higher levels of net interest income. We continue to focus on our core banking activities while managing expenses responsibly resulting in a 40% increase in earnings for the quarter compared to the same period in 2017.”

As previously announced, the Company has declared a quarterly cash dividend of $0.17 per share payable May 1, 2018 to shareholders of record as of April 15, 2018.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.